Contact:	Kos Pharmaceuticals, Inc.
Nichol Harber
Manager, Investor &
Public Relations
(609) 495-0527
KOS REPORTS 49% INCREASE IN REVENUE TO $179.4 MILLION, EARNINGS PER SHARE OF $0.61 AND STRONG
PRESCRIPTION TRENDS ACROSS THE PORTFOLIO
Financial Highlights
•	Second quarter revenue grew 49% to $179.4 million
•	Second quarter EPS at $0.61 per share
•	Generated over $51 million in cash from operations; cash and marketable securities balance of $247.3 million at quarter-end
•	No debt on balance sheet; final $19 million of debt converted to equity
Other Recent Events
•	Cholesterol franchise achieved 17% total prescription growth
•	Successfully initiated Barr co-promotion in women’s healthcare
•	Completed integration of products and sales force acquired from Biovail
•	Announced commencement of NIH-sponsored AIM-HIGH outcomes study
CRANBURY, NJ, August 4, 2005 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the second quarter and six months ended June 30, 2005. For the second quarter, revenue increased 49% to a record $179.4 million, up from $120.3 million for the second quarter of 2004. This significant increase reflects strong revenue and prescription growth of Kos’ uniquely differentiated cholesterol products, Niaspan® and Advicor®, which not only lower LDL-C (“bad” cholesterol) but also raise HDL-C (“good” cholesterol). Also contributing to the record revenue were sales from the Company’s asthma product, Azmacort® and the sales from the newly acquired products, Teveten®, Teveten® HCT and Cardizem® LA. Revenue for the six months ended June 30, 2005, increased 55% to $332.7 million, from $214.5 million for the comparable 2004 period.
Pre-tax income, adjusted to exclude the $6 million settlement received from Andrx Laboratories, Inc. during the 2004 quarter, increased by 19% to $41.2 million for the second quarter of 2005 over the comparable 2004 quarter. Kos recorded net income during the current quarter of $28.9 million, or $0.61 per share, a 33% increase compared with a pro-forma, fully-taxed net income of $21.4 million, or $0.46 per share, during the 2004 period (reflecting a 38% effective tax rate and the absence of the $6 million settlement). For the first half of 2005, net income was $55.2 million, or $1.19 per share.
During the quarter, the Company generated over $51 million in cash from operations and was debt-free at quarter end. As of June 30, 2005, the Company had $247.3 million in cash and marketable securities, even after taking into effect the cost of the Barr transaction and the recent product acquisitions from Biovail.
Niaspan revenue grew 41% to $106.0 million in the second quarter of 2005, from $75.2 million in the second quarter of 2004, while Advicor accounted for $30.2 million of revenue, a 16% increase from the second quarter of 2004. In the second quarter of 2005, total prescriptions for the Company’s cholesterol
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franchise grew 17%, and Kos’ market share for total prescriptions reached a new record of 3.4%, with noticeable increases in the large and high potential primary care physician universe.
Azmacort revenue grew 23% to $23.6 million for the second quarter of 2005, compared with $19.2 million for the comparable 2004 quarter. Since acquiring Azmacort in 2004, the Company has arrested the previous four-year prescription decline of this asthma product from a 29% rate in the second quarter of 2004 to a 4% prescription decline during the second quarter of 2005, a significant turnaround since the re-launch of the product less than a year ago.
In May 2005, the Company acquired from Biovail Corporation’s affiliates an exclusive license to Teveten (eprosartan mesylate) and Teveten HCT (eprosartan mesylate/hydrochlorothiazide) and obtained exclusive sales and marketing rights to Cardizem LA (diltiazem hydrochloride) in the United States. These cardiovascular products are complementary to the Company’s existing cholesterol franchise, in that they further leverage Kos’ sales force by broadening the Company’s footprint in the large angina and hypertension markets. Kos recorded second quarter 2005 revenue for Teveten/ Teveten HCT of $4.8 million while Cardizem LA revenue was $14.8 million. Teveten and Teveten HCT, products that possess an impressive clinical profile, including significant systolic blood pressure reduction, demonstrated 29% total prescription growth with a total of 147,000 prescriptions written during the second quarter of 2005. Total prescription volume for Cardizem LA, a well-established calcium channel blocker that provides 24-hour blood pressure control with peak protection during the early morning hours when adverse cardiac events are most likely to occur, increased 24% to 433,000 prescriptions written during the quarter.
“ We are delighted with the continued strong financial performance of Kos and the favorable prescription trends being generated across our expanded portfolio of products. This is a direct manifestation of our peak performance culture with a keen focus on measured investments, controlling costs and leveraging of our quality, targeted sales and marketing efforts,” said Adrian Adams, President and Chief Executive Officer. “The recent announcements with respect to the Barr and Biovail transactions, coupled with the ongoing productivity of our Research and Development functions and increased sales force capacity, have put us in an excellent position for long-term growth and corporate development. We are particularly pleased with the announcement of the NIH-sponsored AIM-HIGH outcomes trial given the increasing interest and activity in the HDL market – a market that Kos helped create and pioneer. We have never been in such a strong position and we very much look forward to maximizing all opportunities for the further growth of our exciting Company.”
In addition to the solid financial and operational results, the Company achieved several other milestones during the second quarter of 2005, principally within the R&D area. Specifically, the Company completed enrollment of its phase IV comparison study entitled “COMPELL,” a 300-patient study that will assess Niaspan in combination with statins (Lipitor® and Crestor®) versus the combination of ezetimibe and simvastatin (now available as Vytorin®) and Crestor alone, with study results expected to be submitted for publication by the end of this year. The Company also continues to make significant progress in patient enrollment for its two pivotal clinical trials, SEACOAST and OCEANS to support the development of a new fixed dose combination of Niaspan with simvastatin. As previously mentioned, in conjunction with the National Institutes of Health (NIH), the Company announced the commencement of a landmark long-term coronary heart disease outcomes study, entitled AIM-HIGH, designed to evaluate whether combination therapy with Kos’ Niaspan and simvastatin is superior to simvastatin alone in preventing cardiovascular events, such as heart attack, stroke and acute coronary syndromes. The NIH will fund and conduct the AIM-HIGH study with an additional grant from Kos. This study is of high interest to Kos given its ongoing development of the Niaspan/simvastatin fixed-dose combination, with a launch currently scheduled for 2007.
As a result of the Company’s strong financial performance, Kos is revising its full year 2005 EPS expectation to the upper end of the range previously provided, of $2.65 to $2.75. Importantly, the revised
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guidance includes the impact of one-time charges, which had been previously excluded from the Company’s 2005 EPS expectations. As a result of increased operating expenses attributable principally to the Biovail and Barr transactions, Kos expects to earn about $0.70 per fully diluted share in the third quarter of 2005. For the full year, Kos now expects to grow revenue in excess of 45% from 2004 to about $720 to $730 million.
Following this release, Kos’ senior management will host a conference call today at 11:00 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can participate via telephone by calling 913-981-5546, confirmation code 6640097. A replay will also be available on the website at www.kospharm.com or by calling 888-203-1112 domestic or international, and entering 6640097 from 2:00 PM ET today until 12:00 AM ET on Monday, August 8, 2005. You will find the financial information to be discussed during the conference call on Kos’ website in the Investor Relations section.
Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, Azmacort for the treatment of asthma, Cardizem LA for the treatment of hypertension and angina, and Teveten and Teveten HCT for the treatment of hypertension. Kos is developing additional products, has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing certain strategic business development and licensing opportunities.
Certain statements in this press release, including statements regarding the Company’s ability to generate enhanced revenue and earnings and projected 2005 financial outlook, continue to grow sales of Niaspan, Advicor, Azmacort, Cardizem LA, and Teveten/ Teveten HCT, the Company’s ability to remove the uncertainty of a possible generic Niaspan reaching market in the near term, its expectations regarding its effective tax rate, the Company’s ability to develop or acquire additional products, the Company’s ability to successfully commercialize and develop the products acquired through its strategic commercialization, and the success of the Company’s research and development alliance with Biovail, the Company’s ability to establish a footprint and generate sales in the hypertension and angina markets, the Company’s ability to receive FDA approval for future products, such as the modified formulation of Niaspan and others, the Company’s ability to successfully negotiate additional important strategic business development opportunities, the progress of the Company’s research and development pipeline, the Company’s ability to protect and enforce its intellectual property and thus protect its products, the Company’s increased expectations regarding revenue and earnings per share in future periods, and the Company’s ability to continue to generate cash from operations are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents and those related to the acquired products, ability to build awareness for Niaspan, Advicor, Azmacort and the newly acquired products, Cardizem LA, Teveten and Teveten HCT within the medical community, the continued success of the alliances with Takeda, Merck KGaA, Oryx, Barr and Biovail, the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, the Company’s ability to attract and retain sales professionals and successfully integrate the sales force obtained from Biovail, ensure compliance with prescription drug sales and marketing laws and regulations, changes in the regulatory environment governing the Company’s compliance with the FDA, PTO, tax and competition issues, the impact of a possible generic version of the Cardizem LA product or other products sold by the Company, the ability of third party suppliers to the Company continuing to be able to perform their supply obligations, the Company’s ability to achieve regulatory approvals for its products under development in a timely manner, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and in other reports filed with the SEC.
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Kos Pharmaceuticals, Inc. and Subsidiaries
SELECTED FINANCIAL INFORMATION

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2005		2004		2005		2004
	(unaudited)				(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$179,399		$120,250		$332,689		$214,518
Cost of Sales	19,057		10,187		29,907		16,941

	160,342		110,063		302,782		197,577

Operating Expenses:
Research and development	31,479		19,523		56,775 (III)		73,440 (IV)
Selling, general and administrative	88,681		53,864		166,696		109,040

Total operating expenses	120,160		73,387 (II)		223,471		182,480 (II)

Income from Operations	40,182		36,676		79,311		15,097

Interest and Other Income	(1,039)		(3,900) (II)		(2,269)		(4,276) (II)

Provision for/(Benefit from) Income Taxes	12,308		2,075		26,342		(27,175	) (V)

Net Income	$28,913		$38,501		$55,238		$46,548

Net Income per Share:
Basic	0.70		$1.03		$1.36		$1.25
Diluted	0.61	(I)	0.83	(I)	1.19	(I)	1.00	(I)

Shares Used in Computing Net Income per Share:
Basic	41,205		37,328		40,733		37,129
Diluted	47,911		46,975		46,964		47,384

	June 30,	December 31,
	2005	2004
	(unaudited)
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$243,984	$258,703
Marketable Securities	3,358	—
Accounts Receivable, net	123,714	74,568
Deferred Tax Asset, current	43,554	41,186
Inventories, net	15,705	10,649
Other Current Assets	21,757	11,572
Fixed Assets, net of depreciation	25,781	23,341
Deferred Tax Asset, non-current	15,125	13,346
Intangible Assets	244,858	150,079
Other Assets	3,217	3,482

Total assets	$741,053	$586,926

Current Liabilities	$174,706	$151,575	(VI)
Other Long-Term Liabilities	1,827	209
Shareholders’ Equity	564,520	435,142

Total liabilities and shareholders’ equity	$741,053	$586,926

Notes:

(I)	Calculation of fully diluted EPS reflects net income excluding $262,000 and $303,000 in interest expense for the quarters ended June 30, 2005 and 2004, respectively, and $520,000 and $606,000 for the six months ended June 30, 2005 and 2004, respectively, associated with the Company’s convertible credit facilities.

(II)	Includes the effect of the $6 million settlement received from Andrx, of which $2 million was recorded as reimbursement of operating expenses and $4 million as other income.

(III)	Includes a $4 million write-off associated with an equity investment in Triad Pharmaceuticals, Inc.

(IV)	Includes the effect of a one-time, $38 million write-off associated with the acquisition of the Azmacort product.

(V)	Includes a one-time, $15.8 million tax benefit associated with the reversal of the Company’s deferred tax asset valuation allowance, and a one-time, $14.4 million deferred tax benefit associated with the Azmacort acquisition.

(VI)	Includes $19 million of debt due to Michael Jaharis, Chairman Emeritus of the Company’s Board of Directors, which matured on June 30, 2005.